                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                               Office Depot, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   67622-010-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 1, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                            [ ]  Rule 13d-1(b)
                                                              [X]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

-----------------------                                        -----------------
CUSIP No. - 67622-010-6                                        Page 2 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   ESL Partners, L.P., a Delaware limited partnership
                   22-2875193
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                     14,306,021
        NUMBER OF            ---------------------------------------------------
         SHARES                   6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                     0
          EACH               ---------------------------------------------------
        REPORTING                 7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                       14,306,021
                             ---------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   22,397,300
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.52%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 67622-010-6                                        Page 3 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   Bermuda
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                     3,327,843
        NUMBER OF            ---------------------------------------------------
         SHARES                   6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                     0
          EACH               ---------------------------------------------------
        REPORTING                 7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                       3,327,843
                             ---------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   22,397,300
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.52%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 67622-010-6                                        Page 4 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   ESL Institutional Partners, L.P., a Delaware limited partnership
                   06-1456821
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                     391,588
        NUMBER OF            ---------------------------------------------------
         SHARES                   6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                     0
          EACH               ---------------------------------------------------
        REPORTING                 7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                       391,588
                             ---------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   22,397,300
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.52%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 67622-010-6                                        Page 5 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   ESL Investors, L.L.C.
                   13-4095958
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                     4,371,848
        NUMBER OF            ---------------------------------------------------
         SHARES                   6      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                     0
          EACH               ---------------------------------------------------
        REPORTING                 7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                       4,371,848
                             ---------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   22,397,300
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.52%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

                                                               -----------------
                                                               Page 6 of 9 Pages
                                                               -----------------

Item 1(a)         Name of Issuer:

                  Office Depot, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2200 Old Germantown Road
                  Delray Beach, Florida 33445

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P.,
                    and ESL Investors, L.L.C.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, L.L.C. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  67622-010-6

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                                                               Page 7 of 9 Pages
                                                               -----------------

Item 3            Status of Persons Filing:

                  (a)    [ ] Broker or dealer registered under section 15 of
                             the Act (15 U.S.C. 78o);
                  (b)    [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c);
                  (c)    [ ] Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);
                  (d)    [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940
                             (15 U.S.C. 80a-8);
                  (e)    [ ] An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);
                  (f)    [ ] An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g)    [ ] A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);
                  (h)    [ ] A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);
                  (i)    [ ] A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j)    [ ] Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 22,397,300 shares of Common Stock, par value $.01 per share.

                         This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Office Depot, Inc. common stock beneficially owned by the other members of the group.

                         As of December 11, 2000: (i) ESL was the record owner of 14,306,021 shares of common stock of Office Depot, Inc.; (ii) Limited was the record owner of 3,327,843 shares of common stock of Office Depot, Inc.; (iii) Institutional was the record owner of 391,588 shares of common stock of Office Depot, Inc.; and (iv) Investors was the record owner of 4,371,848 shares of common stock of Office Depot, Inc.

                  (b)    Percent of Class: 7.52%.

                                                               -----------------
                                                               Page 8 of 9 Pages
                                                               -----------------

                  (c)    Number of shares as to which each person has:

                         (i)   sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                         (ii)  shared power to vote or to direct the vote: 0.

                         (iii) sole power to dispose or to direct the
                               disposition of:

                                    See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               -----------------
                                                               Page 9 of 9 Pages
                                                               -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 11, 2000


                                ESL PARTNERS, L.P.

                                By: RBS Partners, L.P., its general partner
                                By: ESL Investments, Inc., its general partner

                                    By: /s/ EDWARD S. LAMPERT
                                       -----------------------------------------
                                       Edward S. Lampert
                                       Chairman

                                ESL LIMITED

                                By: ESL Investment Management, LLC,
                                    its investment manager

                                    By: /s/ EDWARD S. LAMPERT
                                       -----------------------------------------
                                       Edward S. Lampert
                                       Managing Member

                                ESL INSTITUTIONAL PARTNERS, L.P.

                                By: RBS Investment Management, LLC,
                                    its general partner

                                    By: /s/ EDWARD S. LAMPERT
                                       -----------------------------------------
                                       Edward S. Lampert
                                       Managing Member

                                ESL INVESTORS, L.L.C.

                                By: RBS Partners, L.P., its manager
                                By: ESL Investments, Inc., its general partner

                                    By: /s/ EDWARD S. LAMPERT
                                       -----------------------------------------
                                       Edward S. Lampert
                                       Chairman

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION
------       -----------
 1           Joint Filing Agreement, dated as of December 11, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL
             Institutional Partners, L.P., and ESL Investors, L.L.C.